EXHIBIT 6.5

AMERICAN ENERGY SERVICES, INC. METROBANK, N.A.  GALLERIA
  7311 OLD GALVESTON ROAD     BRANCH
  HOUSTON, TX 77034           5065 WESTHEIMER, STE. #1111
  TAXPAYER I.D. NUMBER:       HOUSTON, TX 77056
  76-0279883
   DEBTOR'S NAME, ADDRESS AND SECURED PARTY'S NAME AND
  SSN OR TIN                  ADDRESS
           "I" means each   ("You" means the Secured
  Debtor who signs.)          Party, its successors and
                              assigns.)

I am entering into this security agreement with you on FEBRUARY 2, 1998 (date).

SECURED DEBTS. I agree that this security agreement will secure the payment and performance of the debts, liabilities or obligations described below that (Check one)[X] I [ ] (name) __________________________________________________
  ________________________________ owe(s) to you now or in the future:
  (Check one below):
   [ ] SPECIFIC DEBT(S). The debt(s), liability or obligations evidenced by (describe): ___________________________________________________________
       and all extensions, renewals, refinancings, modifications and replacements of the debt, liability or obligation.

   [X] ALL DEBT(S). Except in those cases listed in the "LIMITATIONS" paragraph on page 2, each and every debt, liability and obligation of every type and description (whether such debt, liability or obligation now exists or is incurred or created in the future and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several).

SECURITY INTEREST. To secure the payment and performance of the above described
    Secured Debts, liabilities and obligations, I give you a security interest in all of the property described below that I now own and that I may own in the future (including, but not limited to, all parts, accessories, repairs, improvements, and accessions to the property), wherever the property is or may be located, and all proceeds and products from the property.

[X] INVENTORY: All inventory which I hold for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in my business.

[ ] EQUIPMENT: All equipment including, but not limited to, all machinery, vehicles, furniture, fixtures, manufacturing equipment, farm machinery and equipment, shop equipment, office and recordkeeping equipment, and parts and tools. All equipment described in a list or schedule which I give to you will also be included in the secured property, but such a list is not necessary for a valid security interest in my equipment.

[ ] FARM PRODUCTS: All farm products including, but not limited to:

    (a) all poultry and livestock and their young, along with their products, produce and replacements;

    (b) all crops, annual or perennial, and all products of the crops; and

    (c) all feed, seed, fertilizer, medicines, and other supplies used or produced in my farming operations.

[X] ACCOUNTS, INSTRUMENTS, DOCUMENTS, CHATTEL PAPER AND OTHER RIGHTS TO PAYMENT:
    All rights I have now and that I may have in the future to the payment of money including, but not limited to:

    (a) payment for goods and other property sold or leased or for services rendered, whether or not I have earned such payment by performance; and

    (b) rights to payment arising out of all present and future debt instruments, chattel paper and loans and obligations receivable.

  The above include any rights and interests (including all liens and security interests) which I may have by law or agreement against any account debtor or obligor of mine.

[X] GENERAL INTANGIBLES: All general intangibles including, but not limited to, tax refunds, applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customer lists, permits and franchises, and the right to use my name.

[ ] GOVERNMENT PAYMENTS AND PROGRAMS: All payments, accounts, general intangibles, or other benefits (including, but not limited to, payments in kind, deficiency payments, letters of entitlement, warehouse receipts, storage payments, emergency assistance payments, diversion payments, and conservation reserve payments) in which I now have and in the future may have any rights or interest and which arise under or as a result of any preexisting, current or future Federal or state governmental program (including, but not limited to, all programs administered by the Commodity Credit Corporation and the ASCS).

[X] THE SECURED PROPERTY INCLUDES, BUT IS NOT LIMITED BY, THE FOLLOWING: ALL
    INVENTORY AND PROCEED FROM BECHTEL: P.O. #22700-100-L-13A-LAC & P.O. #22700-100-J-41J-LAC; A/R FROM IRS IN REGARD TO A TAX REFUND.

If this agreement covers timber to be cut, minerals (including oil and gas), fixtures or crops growing or to be grown, the legal description is:




________________________________________________________________________________

I am a(n) [ ] individual  [ ] partnership  [X] corporation
  [ ]___________________________________________________________________________

[ ] If checked, file this agreement in the real estate records.
Record Owner (if not me): ______________________________________________________
________________________________________________________________________________
_______________________________________________________________________________.

The property will be used for [ ] personal   [X] business
        [ ] agricultural  [ ] ________________________________________ reasons.

                      METROBANK, N.A.   GALLERIA BRANCH
                             (Secured Party's Name)
By: ____________________________________________________________________________
    AMAL GUNERATNE
Title: VICE PRESIDENT

I AGREE TO THE TERMS SET OUT ON BOTH PAGE 1 AND PAGE 2 OF THIS AGREEMENT. I have received a copy of this document on today's date.

                         AMERICAN ENERGY SERVICES, INC.
                                 (Debtor's Name)

By:  LARRY ELLIOTT

     Title: PRESIDENT

     By: /s/ PAT ELLIOTT
             OR PAT ELLIOTT

     Title: VICE PRESIDENT